UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

KNOWBE4, INC.

(Name of Registrant as Specified In Its Charter)

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The following is a transcript of an employee call held on October 12, 2022 in connection with the pending acquisition of KnowBe4, Inc. (“KnowBe4”) by affiliates of Vista Equity Partners (“Vista”).

Stu Sjouwerman (CEO): Hello all Knowsters, spread all over the world!

I know many of you have seen the email that I just sent, so let me start there because this is an important and exciting announcement for our Company.

A few weeks ago, I told you about an offer we received from Vista Equity Partners to acquire the outstanding shares of our Company. Vista has been a significant stockholder in our Company for some time. And today it’s now official. After some negotiating and hard work by our Board of Directors, we’re excited to announce that we have entered into a definitive agreement to be acquired by Vista for $24.90 per share in cash in a transaction valued at approximately $4.6 billion.

Our press release has more of the details, but in summary, KnowBe4 will once again become a private company with the support, assistance and financial backing of one of the most prestigious investment firms on the globe.

Like I’ve said before, Vista’s offer for our business – and now the transaction that we’ve announced today – is a testament to the success of our strategy and the strength of our team. You are a fantastic team, and I am very grateful for all your contributions. We should all be proud of this outcome and excited about what’s ahead.

So, this is the beginning of our Company’s next big chapter. Vista makes a point to invest in businesses that make a difference and have a demonstrated track record of success. And that’s exactly who we are. We have a strong record of performance, as evidenced by our market-leading platform and global customer base. With Vista as our partner, we will now have additional resources and increased financial flexibility to achieve our goals.

And I’m sure you have some questions about what this means for employees, so let me touch on some of the things that are now top of mind. To start with, you may be wondering “what does this mean for me?” Well, right now, it’s business as usual. Until the transaction closes, we are still a public company and we will continue to operate like one. You will see no change in your day-to-day work, and our customers remain our top priority.

I was just looking left here to see if there was a glitch in the matrix but – okay good – everything is good? Excellent. I am going to go just a little back simply because I want to make sure that everybody, you know, got the message. So, if you think “what does this mean for me?” It is business as usual. Until the transaction closes, we’re still a public company and we’ll continue to operate like one. You’ll see no change in your day-to-day work, our customers remain our top priority.

I am also pleased to tell you that I will continue to lead the company following this transaction announcement.

And with respect to vested equity – let me touch on that briefly as well. Once the transaction closes, the vested portion of any equity award that you own will be paid out in cash at the transaction price of $24.90 per share. Unvested equity awards as of the closing will continue to vest in accordance with their terms. And upon vesting, these equity awards will be paid out in cash at the transaction price of $24.90 per share. Next, our normal October RSU grants will generally continue as previously planned, subject to annual vesting requirements with vesting occurring 1/3 per year over three years.

And further information on how this transaction affects your equity is available in the FAQ that I sent as a separate email this morning at quarter past 8 and for further assistance or questions, you can also reach out to your manager.

So, the next steps and path to close. We expect this transaction to close in the first half of 2023. We have to go through the standard regulatory process, our stockholders will have the opportunity to vote on the transaction. And all of this will happen over the next few months. Once the deal is closed, KnowBe4 will no longer trade on the Nasdaq Global Select Market and will once again become a private company, this time as part of Vista’s portfolio of strong technology-focused companies.

So, to wrap this up: it is really an exciting time for KnowBe4 and I hope you share in my enthusiasm. I’m eager to continue working with you all to achieve our long-term mission. And know that this won’t be the last briefing about our partnership with Vista and you’ll be updated as we achieve important milestones on our way to closing this deal as we are able.

And with that, let’s move on to the other items on our agenda.

Additional Information and Where to Find It

KnowBe4, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of KnowBe4 (the “Transaction”). In connection with the Transaction, KnowBe4 will file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) and the Company, certain of its affiliates and certain affiliates of Vista will jointly file a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Information relating to the foregoing can also be found in KnowBe4’s definitive proxy statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 6, 2022. To the extent that holdings of KnowBe4’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing the definitive Transaction Proxy Statement and the Schedule 13e-3 with the SEC, KnowBe4 will mail such materials and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT AND THE SCHEDULE 13E-3 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT KNOWBE4 WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement and the Schedule 13e-3, any amendments or supplements thereto, and any other relevant documents filed by KnowBe4 with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of KnowBe4’s definitive Transaction Proxy Statement and the Schedule 13e-3, any amendments or supplements thereto, and any other relevant documents filed by KnowBe4 with the SEC in connection with the Transaction will also be available, free of charge, at KnowBe4’s investor relations website (https://investors.KnowBe4.com) or by emailing IR@knowbe4.com.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding the Transaction, including the expected timing of the closing of the Transaction; considerations taken into account by KnowBe4’s Special Committee and its Board of Directors in recommending the Transaction for approval and approving the Transaction; and expectations for KnowBe4 following the closing of the Transaction. Such forward looking statements are subject to inherent risks and uncertainties, including those associated with: the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required regulatory approvals to consummate the Transaction are not obtained and that KnowBe4’s stockholders do not approve the merger agreement; the occurrence of any event, change or other circumstances that could result in the merger agreement being terminated or the merger not being completed on the terms reflected in the merger agreement, or at all, and the risk that the merger agreement may be terminated in circumstances that require us to pay a termination fee; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction; the ability of each party to consummate the Transaction; possible disruption related to the Transaction to KnowBe4’s current plans and operations, including through the loss of customers and employees; and other risks and uncertainties detailed in the periodic reports that KnowBe4 files with the SEC, including KnowBe4’s Annual Report on Form 10-K filed with the SEC on March 10, 2022 and Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2022 and August 4, 2022, each of which may be obtained on the investor relations section of KnowBe4’s website (https://investors.knowbe4.com). If any of these risks or uncertainties materialize, or if any of KnowBe4’s assumptions prove incorrect, KnowBe4’s actual results could differ materially from the results expressed or implied by these forward-looking statements. All forward-looking statements in this communication are based on information available to KnowBe4 as of the date of this communication, and KnowBe4 does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.